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                                                                    EXHIBIT 99.1

( BW)(CA-MICROSEMI)(MSCC) Microsemi Announces Plan for 2-For-1 Stock Split

    Business Editors and High-Tech Writers

    IRVINE, Calif.--(BUSINESS WIRE)--May 11, 2001--

-- Board approves plan for common stock dividend equivalent to a 2-for-1 stock split

-- Board recommends a proposal increasing number of shares of common stock to 100 million from 20 million

-- Stock Split to take place after stockholder approval for share increase is obtained

    Microsemi Corp. (Nasdaq:MSCC) today announced that its board of directors has approved a 2-for-1 stock split of Microsemi's common stock, to be accomplished by way of a stock dividend.
    The stock split is subject to stockholder approval to increase the number of authorized shares of Microsemi's common stock by 80 million shares, from 20 million to 100 million shares.
    Microsemi presently has 20 million authorized shares of common stock. Of that amount, more than 15 million are presently outstanding, or committed. The 2-for-1 stock split would increase the outstanding shares and the shares presently reserved for other purposes by 100%, or 15 million shares.
    Until Microsemi amends its certificate of incorporation to authorize additional shares of common stock, there are too few shares "authorized" to accomplish the stock split.
    Authorizing the additional shares would not only accommodate the planned stock split, but also would make additional shares available for issuance in regard to a wide range of potential corporate opportunities: further stock splits or dividends, stock offerings, stock acquisitions, and recruiting and retention of key technical and management personnel, for instance.
    Microsemi's board approved a plan of obtaining approval from the stockholders by written consent (in lieu of a meeting) and intends to establish a record date for the vote as soon as possible with the declaration of the stock dividend likely to occur within 60 days of the record date.
    James J. Peterson, president and CEO stated: "Our strategy is to provide Microsemi with enough authorized capital stock for the future. We feel that 100 million authorized shares is in line with comparable companies. Having this many authorized shares would provide needed flexibility."

    About Microsemi

    Microsemi is a leading designer, manufacturer and marketer of analog, mixed-signal and discrete semiconductors. The company's semiconductors manage and regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.
    Microsemi products include individual components as well as complete circuit solutions that enhance customer designs by providing
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battery optimization, reducing size or protecting circuits. Markets the company serves include mobile connectivity, computer/peripherals, telecommunications, medical, industrial/commercial, space/satellite and military.
    More information may be obtained by contacting the company directly or by visiting its Web site at http://www.microsemi.com.
    Stockholders of Microsemi are not asked to vote at this time, and votes will be solicited pursuant to a written proxy statement, containing material information that should be read.
    The proxy statement and form of proxy will be sent to the record holders of Microsemi common stock as of the record date, and will be forwarded by banks, brokers and nominees to beneficial holders. Refer to this information. The proxy statement and other information will also be available, after its filing, from the U.S. Securities and Exchange commission.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include, but are not limited to, such factors as the difficulties regarding stock market volatility, the making of estimates and projections, hiring and retention of qualified technical personnel in a competitive labor market, rapidly changing technology and product obsolescence, the ability to realize cost savings or productivity gains, the ability to improve capacity utilization, potential cost increases, the strength and competitive pricing environment of the marketplace, demand for and acceptance of the company's products, the results of planned development, marketing and promotional campaigns, changes in demand for products, difficulties of foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, business and economic conditions or adverse changes in current industry conditions, customer order preferences, and fluctuations in market prices of the company's stock, difficulties in implementing company strategies, environmental matters, litigation, difficulties protecting proprietary rights, and inventory obsolescence. Additional authorized shares can have an "anti-takeover effect." "Anti-takeover" has a negative connotation in some respects because of potential management entrenchment. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties and risks identified in the company's most recent
Form 10-K and the final prospectus on Form S-3 filed on June 1, 2000 by the company with the Securities and Exchange Commission. The company does not undertake to supplement or correct any information in this release that is or becomes incorrect.

    Investor Inquiries: David R. Sonksen, Microsemi Corp., Irvine, 949/221-7100.

 CONTACT:  Microsemi Corp., Irvine
           David R. Sonksen, (financial) 949/221-7100
           Fax: 949/756-2602
              or
           Cliff Silver, (editorial), 949/221-7112
           Fax: 949/756-0308